Exhibit 10.37

A.A.P.L. FORM 610-1982

MODEL FORM OPERATING AGREEMENT

[SEAL]

Exhibit III

to

Iatan North Participation Agreement

dated

June 22, 1987

OPERATING AGREEMENT

DATED

June 22, 1987.

OPERATOR D. L. RAY, INC.

CONTRACT AREA The Northwest Quarter (NW/4) of Section 43 and 70 acres out of Section 42 lying South of the Texas Pacific Railway, Blk. 29, and the Southeast Quarter (SE/4) of Section 37 and the Northeast Quarter (NE/4), the East Half (E/2) of the Northwest Quarter (NW/4) and the Southeast Quarter (SE/4) of the Northwest Quarter (NW/4) of the Northwest Quarter (NW/4) of Section 48, Block 30, T-1-N, T & P Rv, Co. Survey.

COUNTIES OF Mitchell and Howard STATE OF Texas

COPYRIGHT 1982 – ALL RIGHTS RESERVED
AMERICAN ASSOCIATION OF PETROLEUM
LANDMEN, 2408 CONTINENTAL, LIFE BUILDING,
FORT WORTH, TEXAS, 76102, APPROVED FORM.
A.A.P.L. NO. 610 • 1982 REVISED

A.A.P.L. FORM 610- MODEL FORM OPERATING AGREEMENT 1982

A.A.P.L. FORM 610- MODEL FORM OPERATING AGREEMENT 1982

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between D. L. RAY, INC.  hereinafter designated and referred to as “Operator”, and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein as “Non-Operator”, and collectively as “Non-Operators”.

WITNESSETH:

WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in Exhibit “A”, and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as hereinafter provided.

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.

DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A.  The term “oil and gas” shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

B.  The terms “oil and gas lease”, “lease” and “leasehold” shall mean the oil and gas leases covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

C.  The term “oil and gas interests” shall mean unleased fee and mineral interests in tracts of land lying within the Contract Area which are owned by parties to this agreement.

D.  The term “Contract Area” shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement. Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit “A”.

E.  The term “drilling unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as established by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.

F.  The term “drillsite” shall mean the oil and gas lease or interest on which a proposed well is to be located.

G.  The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

H.  The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

ARTICLE II.

EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

☒	A.	Exhibit “A”, shall include the following information:

(1) Identification of lands subject to this agreement,
(2) Restrictions, if any, as to depths, formations, or substances,
(3) Percentages or fractional interests of parties to this agreement,
(4) Oil and gas leases and/or oil and gas interests subject to this agreement,
(5) Addresses of parties for notice purposes.

☐	B.	Exhibit “B”, Form of Lease.
☒	C.	Exhibit “C”, Accounting Procedure.
☒	D.	Exhibit “D”, Insurance.
☐	E.	Exhibit “E”, Gas Balancing Agreement.
☐	F.	Exhibit “F”, Non-Discrimination and Certification of Non-Segregated Facilities.
☒	G.	Exhibit “G”, Tax Partnership.

If any provision of any exhibit, except Exhibits “E” and “G”, is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

B.    Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A”. In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the payment of [ILLEGIBLE] all burdening their respective interest and shall indemnify and hold the other parties harmless from any and all claims and demands for the payment of such royalties.

Nothing contained in this Article III.B, shall be deemed an assignment or cross-assignment of interests covered hereby.

D.    Subsequently Created Interests:

If any party should hereafter create an overriding royalty, production payment or other burden payable out of production attributable to its working interest hereunder (any such interest being hereinafter referred to as “subsequently created interest” and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as “burdened party”), and:

1.     If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and,

2.     If the burdened party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B shall be enforceable against the subsequently created interest in the same manner as they are enforceable against the working interest of the burdened party.

ARTICLE IV.

TITLES

A.    Title Examination:

Title examination shall be made on the drillsite of any proposed well prior to commencement of drilling operations or, if the Drilling Parties so request, title examination shall be made on the leases and/or oil and gas interests included, or planned to-be included, in the drilling unit around such well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each party hereto. The cost incurred by Operator in this title program shall be borne as follows:

☐    Option No. 1: Costs incurred by Operator in procuring abstracts and title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be a part of the administrative overhead as provided in Exhibit “C”, and shall not be a direct charge, whether performed by Operator’s staff attorneys or by outside attorneys.

ARTICLE IV

continued

☒   Option No. 2: Costs incurred by Operator in procuring abstracts and fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A”. Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with leases or oil and gas interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders. This shall not prevent any party from appearing on its own behalf at any such hearing.

No well shall be drilled on the Contract Area until after (1) the title to the drillsite or drilling unit has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the parties who have elected to participate in the drilling of the well.

B.    Loss of Title:

3. All Losses: All losses incurred, and failure of title shall be joint losses and shall be borne by all parties in proportion to their interests. There shall be no readjustment of interests in the remaining portion of the Contract Area.

ARTICLE V.

OPERATOR

A.    Designation and Responsibilities of Operator:

D. L. RAY, INC, shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

B.    Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership, by the affirmative vote of two (2) or more Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed.

C.    Employees:

The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.

D.    Drilling Contracts:

All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.

ARTICLE VI.

DRILLING AND DEVELOPMENT

A.    On or before one hundred eighty (180) days from the date of Acquisition of the properties subject to this agreement by the parties hereto from G. F. Ray, Jr. etal, Operator shall commence the drilling and completion of the necessary production and injection wells and all other activities reasonably necessary to the full implementation of a waterflood program thereon in accordance with the terms and provisions of the Participation Agreement between Operator and Non-Operator with respect to the oil and gas lands within the Contract Area. Each party agrees to pay, upon the call of Operator therefor, his, her or its proportionate share of such costs.

All operation on the Contract Area by the parties hereto subsequent to the completion of the installation of said waterflood project on the Contract Area shall be subject to the provisions of Article VI B, which follows this provision.

ARTICLE VI

continued

B.    Subsequent Operations: The provisions of this Article VI B shall not become effective until completion of the waterflood program under Article VI A.

1. Proposed Operations: Should any party hereto desire to drill any well on the Contract Area other than the well provided for in Article VI.A., or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation. The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or  response given by telephone shall be promptly confirmed in writing.

If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and  expense of all parties hereto; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accor-dance with the provisions hereof as if no prior proposal had been made.

2. Operations by Less than All Parties: If any party receiving such notice as provided in Article VI.B.I. or VII.D.I. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is  a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed Operation for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform such work. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article V1.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit participation to such party’s interest as shown on Exhibit “A” or (b) carry its proportionate part of Non-Consenting Parties’ interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of forty-eight (48) hours (inclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.

The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, deepened or plugged back under the provisions of this Article result in a producer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk,

ARTICLE VI
continued

and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests all of such Non-Consenting Party’s interest in the well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other interests not excepted by Article III.D. payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:

(a) 100% of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party’s share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(b) 400 % of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing and completing, after deducting any cash contributions received under Article VIII.C., and 400% of that portion of the cost of newly acquired equip ment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any re-working or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties one hundred percent (100%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

During the period  of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.D.

In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within sixty (60) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging back, testing, completing, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billing. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well’s  working interest production during the preceding month. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall reverse to it as  above provided; and if there is a credit balance it shall be paid to such Non-Consenting Party.

ARTICLE VI

continued

If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the Accounting Procedure attached hereto.

Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then existing well spacing pattern for such source of supply.

The provisions of this Article shall have no application whatsoever to the installation of the waterflood project described in Article VI.A. except as to the reworking, deepening and plugging back of any such well after completion of the waterflood project it shall thereafter prove to be a dry hole or, if initially completed for production, ceases to produce in paying quantities.

3.     Stand-By Time: When after completion of the waterflood project described in Paragraph VI A above a well which has been drilled or deepened has reached its authorized depth and all tests have been completed, and the results thereof furnished to the parties, stand-by costs incurred pending response to a party’s notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2, shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

4      Sidetracking: Except as hereinafter provided, those provisions of this agreement applicable to a “deepening” operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole location (herein called “sidetracking”), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:

(a) If the proposal is for sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.

(b) If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well’s salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions of Exhibit “C’’, less the estimated cost of salvaging and the estimated cost of plugging and abandoning.

In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays; provided, however, any party may request and receive up to eight (8) additional days after expiration of the forty eight (48) hours within which to respond by paying for all stand-by time incurred during such extended response period. If more than one party elects to take such additional time to respond to the notice, stand-by costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties. In all other instances the response period to a proposal for sidetracking shall be limited to thirty (30) days.

C.    TAKING PRODUCTION IN KIND:

Each party shall take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and creating oil and gas for marketing purposes and production unavoidably cost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be

ARTICLE VI

continued

required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil and gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such oil and gas or sell it to others at any time and from time to time, for the account of the non-taking party at the best price obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil and gas not previously delivered to a purchaser. Any purchase or sale by Operator of any other party’s share of oil and gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year. Notwithstanding the foregoing, Operator shall not make a sale, including one into interstate commerce, of any other party’s share of gas production without first giving such other party thirty (30) days notice of such intended sale.

D.    Access to Contract Area and Information:

Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations. and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator’s books and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cures or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the information.

E.     Abandonment of Wells:

1. Abandonment of Dry Holes: Except for the wells drilled under Article VI A above and/for any well drilled or deepened pursuant to Article VI.B.2., any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.

2. Abandonment of Wells that have Produced: Except/for the wells drilled under Article VI A or for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall render to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit

ARTICLE VI

continued

“B”. The assignments or leases so limited shall encompass the “drilling unit” upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non/abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval(s) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VIE.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES

A.    Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VIII.B. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating a mining or other partnership or association, or to render the parties liable as partners.

B.    Liens and Payment Defaults:

Each Non-Operator grants to Operator a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit “C”. To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense. Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator’s share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator’s written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator’s proportionate share of expense.

If any party fails or is unable to pay its share of expense within sixty (60) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in the foregoing paragraph.

C.    Payments and Accounting:

Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C”. Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with a invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C’’ until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.    Limitation of Expenditures:

1. Drill or Deepen: Without the consent of all parties, no well shall be drilled or deepened, except any well drilled or deepened pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling or deepening shall include:

ARTICLE VII
continued

☒           Option No. 1: All necessary expenditures for the drilling or deepening, testing, completing and equipping of the well, including necessary tankage and/or surface facilities.

☐            Option No. 2: All necessary expenditures for the drilling or deepening and testing of the well. When such well has reached its authorized depth, and all tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators who have the right to participate in the completion costs. The parties receiving such notice shall have forty eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect to participate in the setting of casing and the completion attempt. Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, including necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt. If one or more, but less than all of the parties, elect to set pipe and to attempt a completion, the provisions of Article VI.B.2. hereof (the phrase “reworking, deepening or plugging back” as contained in Article VI.B.2. shall be deemed to include “completing”) shall apply to the operations thereafter conducted by less than all parties.

2. Rework or Plug Back: Without the consent of all parties, no well shall be reworked or plugged back except a well reworked or plugged back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the reworking or plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.

3. Other Operations: Without the consent of all parties. Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Fifty Thousand Dollars ($ 50,000.00) except in connection with a well, the drilling, reworking, deepening, completing, recompleting, or plugging back of which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature. Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an authority for expenditure (AFE) for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Twenty-five Thousand Dollars ($ 25, 000 00) but less than the amount first set forth above in this paragraph.

E.             Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidenced of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operator of the anticipated completion of a shut-in gas well, or the shutting in or return to production of a producing gas well, at least five (5) days (excluding Saturday, Sunday and legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking such action, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F.             Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non-Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties. over-riding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C”.

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C”.

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of oil and/or gas produced under the terms of this agreement

ARTICLE VII

continued

G.            Insurance:

At all times while operations are conducted hereunder, Operator shall comply with the workmen’s compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C”. Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D”, attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen’s compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile public liability insurance is specified in said Exhibit “D”, or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.            Surrender of Leases:

The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an oil and gas interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one (1) year and so long thereafter as oil and/or gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit “B”. Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter’s interest in any wells and equipment attributable to the assigned or leased acreage. The value of all material shall be determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s or surrendering party’s interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement.

B.            Renewal or Extension of Leases:

If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty (30) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their several proper proportionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the limits in the Contract Area.

If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. Any renewal lease in which less than all parties elect to participate shall not be subject to this agreement.

Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party.

The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. Any renewal lease taken before the expiration of its predecessor lease, or taken or contracted for within six (6) months after the expiration of the existing lease shall be subject to this provision; but any lease taken or contracted for more than six (6) months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of oil and gas leases.

C.            Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions

ARTICLE VIII
continued

said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of a well drilled inside the Contract Area.

If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D.            Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the oil and gas leasehold interests covered by this agreement, no party shall sell, encumber, transfer or make other disposition of its interest in the leases embraced within the Contract Area and in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all leases and equipment and production; or

2. an equal undivided interest in all leases and equipment and production in the Contract Area.

Every such sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E.             Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in separately its undivided interest therein.

F.             Preferential Right to Purchase:

ARTICLE IX.

INTERNAL REVENUE CODE ELECTION

ARTICLE X.

CLAIMS AND LAWSUITS

Operator may sent any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty Thousand Dollars ($50,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.

FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

The term “force majeure”, as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

ARTICLE XII.

NOTICES

All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit “A”. The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.

ARTICLE XIII.

TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement.

☒           Option No. 1: So long as any of the oil and gas leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

☐            Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results us production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of      days from cessation of all production; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepening, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is producing, or capable of producing oil and/or gas from the Contract Area, this agreement shall terminate unless drilling, deepening, plugging back of reworking operations are commenced within        days from the date of abandonment of said well.

It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.

ARTICLE XIV.

COMPLIANCE WITH LAWS AND REGULATIONS

A.            Laws, Regulations and Orders:

This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B.            Governing Law:

This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties and interpretation of construction, shall be governed and determined by the law of the state in which the Contract Area is located

C.            Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to operations hereunder. Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator’s share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the “Crude Oil Windfall Profit Tax Act of 1980”, as same may be amended from time to time (“Act”), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.

ARTICLE XV.

OTHER PROVISIONS

In the event of any conflict between the provisions of this agreement and the Participation Agreement between the parties hereto, the terms of the latter shall prevail.

Operator may (but shall not be obligated to) prepare and file any affidavit or other instrument which Operator in its sole discretion deems necessary to be filed in the appropriate records to give record notice of this agreement and the terms hereof including, but not limited to, the liens and security interests created herein.

ARTICLE XVI.

MISCELLANEOUS

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns.

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, this agreement shall be effective as of 22nd day of June 1987.

OPERATOR

D. L. RAY, INC.

By:	/s/ Donald L. Ray
Donald L. Ray, President

NON-OPERATORS

ATTEST:		Enron Oil and Gas Company

/s/ J. Jeffers Spencer	By:	/s/ Rex G. Howell
J. JEFFERS SPENCER Illegible		Rex G. Howell Executive Vice President

STATE OF	Texas	)
)
COUNTY OF	Dallas	)

BEFORE ME, the undersigned, a Notary Public in said State, on this day personally appeared Donald L. Ray, President of D. L. RAY. INC., known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same on behalf of said D. L. RAY, INC. for the purpose and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 25th day of June, 1987.

Illegible
Notary Public in and for the State of Texas

My commission expires:

November 23, 1989

STATE OF	)
)
COUNTY OF	)

BEFORE ME, the undersigned, a Notary Public in said State, on this day personally appeared               ,        of               , known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same on behalf of said                       for the purpose and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this           day of                 , 19           .

Notary Public in and for the State of Texas

My commission expires:

EXHIBIT “A”

In accordance with the terms and conditions of the Participation Agreement, the Contract Area shall include all interest acquired by Operator and Non-Operator in and to certain producing oil and gas mineral properties located in Howard and Mitchell Counties, Texas. Such properties are more fully described as follows:

(1)           The Northwest Quarter (NW/4) of Section 43 and 70 acres out of Section 42 lying South of the Texas Pacific Railway, Blk. 29, and the Southeast Quarter (SE/4) of Section 37 and the Northeast Quarter (NE/4), the East Half (E/2) of the Northwest Quarter (NW/4) of the Southeast Quarter (SE/4) of the Northwest Quarter (NW/4) of the Northwest Quarter (NW/4) of Section 48, Block 30, T-1-N, T & P Ry. Co. Survey, Howard and Mitchell Counties, Texas.

(2)           TO BE PROVIDED BY OPERATOR WITH A REASONABLE TIME AFTER THE DATE OF CLOSING

(3)           Fractional interest of parties are those provided by the Participation Agreement.

(4)           TO BE PROVIDED BY OPERATOR WITHIN A REASONABLE TIME AFTER THE DATE OF CLOSING.

(5)           D. L. Ray Mitchell

1112 North Floyd Road

Suite 9

Richardson, Texas 75080

(6)           Enron Oil and Gas Company

P. O. Box 1188

Houston, Texas 77251

COPAS — 1974

Recommended by the

Council of Petroleum

ILLEGIBLE

EXHIBIT “C”

Attached to and made a part of Operating Agreement between
D. L. Ray, Inc., as Operator, and Enron Oil & Gas Co.
as Non-Operator

ACCOUNTING PROCEDURE

JOINT OPERATIONS

I. GENERAL PROVISIONS

1.             Definitions

“Joint Property” shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.

“Joint Operations” shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.

“Joint Account” shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

“Operator” shall mean the party designated to conduct the Joint Operations.

“Non-Operators” shall mean the parties to this agreement other than the Operator.

“Parties” shall mean Operator and Non-Operators.

“First Level Supervisors” shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

“Technical Employees” shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

“Personal Expenses” shall mean travel and other reasonable reimbursable expenses of Operator’s employees.

“Material” shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

“Controllable Material” shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies of North America.

2.             Statement and Billings

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits, summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3.             Advances and Payments by Non-Operators

Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month’s operation. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

Each Non-Operator shall pay its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.

4.             Adjustments

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5.             Audits

A. Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator’s accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator.

6.             Approval by Non-Operators

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator’s proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

1

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1.             Rentals and Royalties

Lease rentals and royalties paid by Operator for the Joint Operations.

2.             Labor

A.   (1)            Salaries and wages of Operator’s field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2)          Salaries of First Level Supervisors in the field.

(3)          Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the Overhead rates.

B.  Operator’s cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section II. Such costs under this Paragraph 2B may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Paragraph 2A of this Section II. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.  Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator’s costs chargeable to the Joint Account under Paragraphs 2A and 2B of this Section II.

D.  Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section II.

3.             Employee Benefits

Operator’s current costs of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator’s labor cost chargeable to the Joint Account under Paragraphs 2A and 2B of this Section II shall be Operator’s actual cost not to exceed twenty per cent (20%).

4.             Material

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

5.             Transportation

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A.           If Material is moved to the Joint Property from the Operator’s warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store, recognized barge terminal, or railway receiving point where like material is normally available, unless agreed to by the Parties.

B.             If surplus Material is moved to Operator’s warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store, recognized barge terminal, or railway receiving point unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C.             In the application of Subparagraphs A and B above, there shall be no equalization of actual gross trucking cost of $200 or less excluding accessorial charges.

6.             Services

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 9 of Section II and Paragraph 1. ii of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the Overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

7.             Equipment and Facilities Furnished by Operator

A.           Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on investment not to exceed eight per cent (8%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B.             In lieu of charges in Paragraph 7A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

8.             Damages and Losses to Joint Property

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator’s gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

9.             Legal Expense

Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator’s legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

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10.  Taxes

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties.

11.  Insurance

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Workmen’s Compensation and/or Employers Liability under the respective state’s laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator’s cost not to exceed manual rates.

12.  Other Expenditures

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III, and which is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1.     Overhead - Drilling and Producing Operations

i.      As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

(xx) Fixed Rate Basis, Paragraph 1A, or

(   ) Percentage Basis, Paragraph 1B.

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 2A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the Overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

ii.     The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property shall not (x) be covered by the Overhead rates.

A.    Overhead - Fixed Rate Basis

(1)   Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate $2,650.00

Producing Well Rate $400.00

(2)   Application of Overhead - Fixed Rate Basis shall be as follows:

(a)   Drilling Well Rate

[1]   Charges for onshore drilling wells shall begin on the date the well is spudded and terminate on the date the drilling or completion rig is released, whichever is later, except that no charge shall be made during suspension of drilling operations for fifteen (15) or more consecutive days.

[2]   Charges for offshore drilling wells shall begin on the date when drilling or completion equipment arrives on location and terminate on the date the drilling or completion equipment moves off location or rig is released, whichever occurs first, except that no charge shall be made during suspension of drilling operations for fifteen (15) or more consecutive days

[3]   Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig, commence through date of rig release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive days.

(b)   Producing Well Rates

[1]   An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

[2]   Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

[3]   An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

[4]   A one-well charge may be made for the month in which plugging and abandonment operations are completed on any well.

[5]   All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3)   The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Fields Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

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B.    Overhead - Percentage Basis

(1)   Operator shall charge the Joint Account at the following rates:

(a)   Development

                   Percent (%) of the cost of Development of the Joint Property exclusive of costs provided under Paragraph 9 of Section II and all salvage credits.

(b)   Operating

                               Percent (%) of the cost of Operating the Joint Property exclusive of costs provided under Paragraphs 1 and 9 of Section II, all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property.

(2)   Application of Overhead - Percentage Basis shall be as follows:

For the purpose of determining charges on a percentage basis under Paragraph 1B of this Section III, development shall include all costs in connection with drilling, redrilling, deepening or any remedial operations on any or all wells involving the use of drilling crew and equipment; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III. All other costs shall be considered as Operating.

2.     Overhead - Major Construction

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for Overhead based on the following rates for any Major Construction project

B. 3% of total costs up to $1,000,000; plus

C. 11/2% of total costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells shall be excluded.

3.     Amendment of Sales

The Overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator’s option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1.     Purchases

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reason, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.     Transfers and Dispositions

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following bases exclusive of cash discounts:

A.    New Material (Condition A)

(1)   Tubular goods, except line pipe, shall be priced at the current new price in effect on date of movement on a maximum carload or barge load weight basis, regardless of quantity transferred, equalized to the lowest published price f.o.b. railway receiving point or recognized barge terminal nearest the Joint Property where such Material is normally available.

(2)   Line Pipe

(a)   Movement of less than 30,000 pounds shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property where such Material is normally available.

(b)   Movement of 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph 2 A (1) of this Section IV.

(3)   Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store or f.o.b. railway receiving point nearest the Joint Property where such Material is normally available.

B.    Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1)   Material moved to the Joint Property

(a)   At seventy-five percent (75%) of current new price, as determined by Paragraph 2A of this Section IV.

(2)   Material moved from the Joint Property

(a)   At seventy-five percent (75%) of current new price, as determined by Paragraph 2A of this Section IV, if Material was originally charged to the Joint Account as new Material, or

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(b)   at sixty-five percent (65%) of current new price, as determined by Paragraph 2A of this Section IV, if Material was originally charged to the Joint Account as good used Material at seventy-five percent (75%) of current new price.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C.    Other Used Material (Condition C and D)

(1)   Condition C

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph 2A of this Section IV. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2)   Condition D

All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose, shall be priced on a basis comparable with that of items normally used for such other purpose. Operator may dispose of Condition D Material under procedures normally utilized by the Operator without prior approval of Non-Operators.

D.    Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E.    Pricing Conditions

(1)   Loading and unloading costs may be charged to the Joint Account at the rate of fifteen cents (15c) per hundred weight on all tubular goods movements, in lieu of loading and unloading costs sustained, when actual hauling cost of such tubular goods are equalized under provisions of Paragraph 5 of Section II.

(2)   Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3.     Premium Prices

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4.     Warranty of Material Furnished by Operator

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1.     Periodic Inventories, Notice and Representation

At reasonable intervals, Inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2.     Reconciliation and Adjustment of Inventories

Reconciliation of a physical inventory with the Joint Account shall be made, and a list of overages and shortages shall be furnished to the Non-Operators within six months following the taking of the inventory. Inventory adjustments shall be made by Operator with the Joint Account for overages and shortages, but Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.     Special Inventories

Special Inventories may be taken whenever there is any sale or change of interest in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory.

4.     Expense of Conducting Periodic Inventories

The expense of conducting periodic Inventories shall not be charged to the Joint Account unless agreed to by the Parties.

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EXHIBIT “D”

INSURANCE PROVISIONS

OF OPERATING AGREEMENT

Operator shall carry or provide for the benefits of the Joint Account of the parties the types and amounts of insurance as shown below:

(1)        Workers’ Compensation insurance in compliance with the laws of the states of operation, including Employers’ Liability with a minimum limit of $25,000 for each employee/accident/ disease.

(2)        Comprehensive General Liability insurance with limits of not less than $500,000 each occurrence and aggregate for Bodily Injury and $100,000 each occurrence and aggregate for Property Damage.

(3)        Automobile Public Liability Bodily Injury Insurance with limits of not less than $250,000 for the accidental injury or death of one person and $500,000 for accidental injuries or deaths of more than one person as a result of one accident; and Automobile Public Liability Property Damage Insurance with a limit of not less than $500,000 for damage to or destruction of property as a result of one accident.

The premiums paid or allocated for all such insurance except Automobile shall be charged as operation expense. No insurance other than shown above, shall be carried for the benefit of the Joint Account except by mutual consent of the parties.

EXHIBIT “G”

TO

OPERATING AGREEMENT

between

Enron Oil & Gas Company

and

D. L. RAY, INC.

PROVISIONS CONCERNING TAXATION

1.             Relationship of the Parties. Neither this Exhibit nor the Operating Agreement to which it is attached (the “Operating Agreement”) is intended to create, nor shall the same be construed as creating, any mining partnership, partnership or other partnership relation or joint venture among the - parties thereto (the “Parties”). Rather, it is the intent and purpose of the Operating Agreement and this Exhibit to create a relationship which is limited to the development and the extraction and processing of oil and gas for division in kind or for sale for the accounts of the several Parties individually, and in which the liabilities of each of the Parties shall be several and not joint or collective; provided, however, solely for United States federal and state income tax reporting purposes as provided in paragraph 2, the relationship created by this Exhibit and the Operating Agreement shall be considered as a partnership, but such relationship shall not be a partnership to any other extent or for any other purpose. Such relationship and the activities contemplated thereby are referred to in this Exhibit as the “Joint Operation”.

2.             Election in Respect of Subchapter K. Notwithstanding anything to the contrary in the Operating Agreement, each party agrees, with respect to all operations conducted hereunder:

(a)           not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1954, as amended (the “Code”); and

(b)           to join in the execution of any additional documents and elections as may be required by the Internal Revenue Service in order to evidence the foregoing election.

In addition, if the income tax laws of any state in which the Parties conduct operations pursuant to the terms of the Operating Agreement contain provisions similar to those contained in Subchapter K of Chapter 1 of Subtitle A of the Code, each Party agrees not to elect to exclude all or any part of the operations hereunder from the application of such provisions.

3.             Term. The effective date of the Joint Operation shall be the effective date of the Operating Agreement, and the Joint Operation shall continue in full force and effect from and after such date until the earlier of;

(a)           such time as the Operating Agreement between the Parties is terminated pursuant to its terms; or

(b)           such time as the tax partnership created hereby is terminated for federal income tax purposes under section 708 (b)(1)(B) of the Code;

(c)           such time as the Parties mutually agree to the dissolution and termination of the Joint Operation, or to the election to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code; or

(d)           the bankruptcy of any Party, which shall also cause a termination of the Operating Agreement.

Upon the occurrence of either of the events set forth in this paragraph 3, the provisions of paragraph 7 hereof shall be applicable.

4.             Capital Contributions and Capital Accounts.

(a)           The capital contributions of each Party to the Joint Operation shall be: (i) his or its undivided interest in oil and gas properties contributed in kind to the Joint Operation (the “Leases”) and all property associated with the Leases under the Operating Agreement, and/or (ii) all amounts paid by or charged to him or it in connection with the acquisition, exploration, development and operation of the Leases and all other costs paid or charged to him or it pursuant to the Operating Agreement. The contribution of the Leases and all property associated with the Leases under the Operating Agreement to the Joint Operation shall be evidenced by each Party’s agreement hereby to hold legal title to his or its undivided interest in such Leases and property as nominee for the Joint Operation created hereby, subject, however, to the provisions regarding reassignment contained in paragraph 7 hereof. The Parties agree that the fair market value of the properties

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initially contributed by the Parties to the Joint Operation, and the adjusted tax bases of such properties, are as shown on Schedule I hereto.

(b)           Each Party shall have a capital account consisting of the amount of cash and the adjusted basis (net of liabilities assumed by the Joint Operation and liabilities to which contributed property is subject) of properties contributed by such party initially to the Joint Operation, if any, increased by:

(i)            the amount of cash and the adjusted basis (net of liabilities assumed by the Joint Operation and liabilites to which such contributed property is subject) of property subsequently contributed by that Party,

(ii)           that Party’s share of income and gain for federal income tax purposes, and

(iii)          that Party’s share of any basis increase in Joint Operation “Section 38” property pursuant to Section 48 (q) of the Code,

and decreased by:

(i)            the amount of cash and adjusted tax basis (net of liabilities assumed by such Party and liabilities to which distributed property is subject) of property distributed to that Party (or in the case of a distribution to a Party of such Party’s proportionate interest in depletable oil and gas properties, such Party’s share of the remaining hypothetical adjusted basis (as defined below) in such properties),

(ii)           that Party’s share of losses and other items of deduction for federal income tax purposes, and

(iii)          that Party’s share of any basis decrease in Joint Operation “Section 38” property pursuant to Section 48 (q) of the Code.

The term “adjusted basis” as used in this Exhibit shall mean “adjusted basis” as defined in Section 1011 of the Code.

A Party’s share of any basis reduction or increase in Joint Operation “Section 38” property pursuant to Section 48 (q) of the Code shall be determined based upon that Party’s contribution to qualified investment as defined in Section 46 (c) of the Code.

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Pursuant to Section 613 A (c)(7)(D) of the Code, each Party shall be allocated his or its proportionate share of the adjusted basis of each oil or gas property acquired by the Joint Operation. Except as Section 704 (c) of the Code may otherwise require in connection with gain allocations, a Party’s “proportionate share” of the adjusted basis of an oil or gas property shall be such Party’s relative interest in the capital of the Joint Operation with respect of that property, which, in turn, shall be determined in accordance with his or its relative interest either: (i) in the Joint Operation’s capital used to acquire (and capitalized in the adjusted basis of) such property (if the property is acquired by the Joint Operation other than by way of contribution by one or more Parties); or (ii) in the adjusted basis of such property (if the property is contributed or is considered to be contributed to the Joint Operation by one or more Parties). The foregoing allocation shall have no effect on the capital accounts of the Parties.

Notwithstanding Section 613 A (c)(7)(D) of the Code, the Joint Operation shall, solely for capital account purposes, compute depletion (based upon its hypothetical adjusted basis in the applicable property as if Section 613 A (c)(7)(D) were not in effect) and make allocation thereof to the Parties in the same ratio as the adjusted basis in the applicable property was allocated to the Parties. Depletion so allocated shall be the higher of cost or percentage, computed without regard to any limitation to which a Party may be subject pursuant to Section 613 A of the Code; provided, however, that the aggregate depletion so allocated shall not exceed the adjusted tax basis of the applicable property allocated to the Parties.

Gain or loss arising out of the sale or other disposition of an oil or gas property shall, notwithstanding the application of Section 613 A (c)(7)(D) of the Code, solely for capital account purposes, be computed by the Joint Operation by reference to its hypothetical adjusted basis in the applicable property and the amount realized in respect of such sale or other disposition. Except as Section 704 (c) of the Code may otherwise require, with respect to gain allocation, the amount of gain so determined shall be allocated to the Parties in the same ratio as amount realized in excess of the Joint Operation’s hypothetical adjusted basis in the applicable property was allocated to the Parties. Loss, if any, shall be allocated to the Parties in the same manner as the adjusted basis of the applicable property was allocated to the Parties.

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5.             Federal and State Income Tax Returns and Elections.

(a)           The Parties agree that the Party named as Operator under the Operating Agreement shall prepare and file the necessary federal and state partnership income tax returns, and the Operator agrees to use his or its best efforts to prepare properly and file such partnership income tax returns, including the making of appropriate elections as described in paragraph 5 (b). In addition, the Operator agrees to submit each year a copy of the final partnership return figures to the other Parties not later than 30 days before such partnership return must be filed, including extensions. Each Party agrees to furnish to the Operator all pertinent information relating to the operations conducted under the Operating Agreement and this Exhibit which are necessary for the Operator to prepare and file such partnership income tax returns.

(b)           The Parties hereby authorize and direct the Operator to make the following elections on the appropriate returns of the Joint Operation:

(i)            To elect, in accordance with Section 263 (c) of the Code and applicable income tax regulations and comparable provisions of state law, to deduct as an expense all intangible drilling and development costs with respect to productive and nonproductive wells.

(ii)           To elect, in accordance with the Code and applicable income tax regulations and comparable provisions of state law, to deduct such additional costs (other than intangible drilling and development costs) incurred in connection with the drilling, testing, abandonment, completion or connection of any well which additional costs are not, or pursuant to an election under the Code and comparable provisions of state law need not be, capitalized for federal or state income tax purposes.

(iii)            To elect the calendar year as the Joint Operation’s fiscal year;

(iv)            To elect the cash method of accounting;

(v)           To determine the method to be used in reporting and computing depreciation and whether to make the elections provided by Sections 179 and 48 (q) of the Code;

(vi)            To determine whether to report gain under the installment method;

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(vii)           To make, at the request of any Party, the election referred to in section 754 of the Code, or any similar provision enacted in lieu thereof. Each Party shall supply to the Operator and the other Parties the information necessary to give proper effect to any such election. Should such an election be made, computations with respect to the capital accounts will continue to be made as if such election had not been made.

(viii)          To make all other elections agreed upon by the Parties that are permitted under the Code.

(c)           Each Party agrees to make any required or permitted elections to enable the Operator to file the returns described in paragraph 5 (a) and to inform the Operator of such elections.

(d)           Each Party agrees to furnish to the Operator such information as it may have which is required for the proper preparation of tax returns. The Operator shall use its best efforts in preparing and filing said returns and making appropriate elections, but shall incur no liability to any other party with respect to such returns and elections. The Operator agrees to furnish to the Parties information available to the Operator relating to the calculation of the percentage depletion allowance under the independent producer and royalty owner exemption in Section 613 A (c) of the Code if such exemption appears to be available, and the net income limitation on windfall profit in Section 4988 (b) of the Code.

(e)           The Parties agree that if any one of them makes a sale or assignment of its interest under this Agreement, such a sale or assignment will be structured so as not to cause a termination of the Joint Operation under Section 708 (b)(1)(B) of the Code. without the written consent of all parties and said parties agree that such consent will not be unreasonably withheld.

(f)            Each Party agrees to furnish the Operator its federal tax identification number at the time of executing the Operating Agreement to which this Agreement is attached as Exhibit “G”. Operator is designated as the “Tax Matters Partner” as defined in Section 6231 (a)(7) of the Code.

6.             Allocations. The Parties agree that for accounting purposes and for United States federal and state income tax reporting purposes, the distributive share of each of the Parties in each item of income, gain, loss, deduction or credit (including, but not by way of limitation, the classes of items specifically mentioned below) shall be determined as follows:

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(a)          All items of income, deduction and credit arising from the sale of oil, gas or other hydrocarbon substances shall be allocated to the Party entitled to the proceeds realized therefrom;

(b)         The production costs shall be allocated as deductions to each Party in accordance with his or its respective contributions to such costs;

(c)           The exploration costs and intangible drilling and development costs shall be allocated as deductions to each Party in accordance with his or its respective contributions to such costs;

(d)           Except as otherwise required by Section 704 (c) of the Code with respect to the property contributed by a Party to the Joint Operation, the depreciation deductions with respect to tangible equipment shall be allocated to each Party in accordance with his or its respective contributions to the adjusted basis of such equipment;

(e)           If any depreciation or intangible drilling and development costs are recaptured as a result of the disposition of any assets subject to the Operating Agreement and this Exhibit, the character of the gain allocated under other provisions of this Exhibit shall be determined and allocated to the Parties in such manner, and in the proportion, so that to the maximum extent possible those Parties who originally received allocations of depreciation and intangible drilling and development cost deductions attributable to the assets disposed of shall be allocated the ordinary income element of any gain realized and recognized;

(f)            The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) subject to the Operating Agreement and this Exhibit shall be computed separately by each Party rather than by the Joint Operation. Each Party shall separately keep records of his or its share of the adjusted basis in each oil and gas property allocated pursuant to paragraph 4 (b) of this Exhibit, adjust such share of the adjusted basis for any cost or percentage depletion allowable on such property, and use such adjusted basis in the computation of his or its gain or loss on the disposition of such property. Notwithstanding any other provision of the Operating Agreement or any Exhibit thereto, or any other agreement among the Parties or between any Party and a third Party (including division orders and gas purchase contracts), but except as otherwise may be required by Section 704 (c) of the Code, for purposes of determining gain or loss from

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disposition of any such property the amount realized therefrom shall be allocated (i) first, to the extent of the Joint Operation’s remaining hypothetical adjusted basis in the applicable property, in the ratio in which such adjusted basis was allocated to the Parties pursuant to paragraph 4 (b), and (ii) then, to the extent of the remaining amount realized, to the Parties in the ratio in which they are entitled to the proceeds of such disposition. Upon the request of the Operator, each Party shall advise the Operator of his or its adjusted basis in each oil and gas property of the Joint Operation as computed in accordance with the provisions of this paragraph 6 (f);

(g)           Amounts realized, gains and losses from each sale, abandonment or other disposition of property (other than oil, gas or other hydrocarbon substances, and other than oil or gas properties) will be allocated to the Parties to reflect the amounts realized, gains and losses that would have been includible in their respective income tax returns if such property were held directly by the Parties for tax purposes without regard to the Joint Operation. The computations shall take into account each Party’s share of the proceeds derived from each sale or other disposition of such property during the year, selling expenses and the Party’s respective contributions to the unadjusted cost basis of such property, less any allowed or allowable depreciation, amortization or other deductions which have been allocated to each Party.

(h)           The investment tax credit allowed by Section 38 of the Code shall be allocated to the Parties in accordance with their respective contributions to qualified investment as defined in Section 46 (c) of the Code;

(i)            Income resulting from any dry-hole or bottom-hole monetary contribution obtained from a third person in connection with the drilling of a well on the oil and gas properties subject to the Operating Agreement and this Exhibit shall be allocated in the same manner as the costs of drilling such well are allocated under the foregoing provisions; and

(j)            Windfall Profit Tax shall not be taken into account as a deduction by the Joint Operation, and revenues of the Joint Operation (including revenues paid directly to a Party by a purchaser) shall be “grossed up” by the amount of Windfall Profit Tax withheld therefrom. The amount withheld or otherwise paid by the Joint Operation (including amounts withheld from revenues payable directly to a Party by a purchaser, and amounts paid directly by a Party due to underwithholding) shall be deemed distributed to the Parties in

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the same manner as the tax is legally borne, and each Party shall separately claim any deduction resulting from payment of such tax. Each Party shall be separately responsible for claiming any refund to which such Party is entitled and for filing returns reflecting any underwithholding. Amounts received as refunds of Withfall Profit Tax shall be claimed directly as income by the Party entitled thereto. The Parties agree to file the appropriate election under section 6232(c)(2) of the Code to be excluded from the application of section 6232(c)(1) of the Code.

(k)           All other classes of costs, expenses and credits not falling within subparagraphs (b), (c), (d), (e), (f), (g), (h), (i) and (j) of this paragraph 6 shall be allocated to and accounted for by each Party in accordance with his or its respective contributions to such costs, expenses and credits.

7.           Distribution Upon Dissolution. Upon any actual termination of the Joint Operation pursuant to paragraph 3 hereof, the business of the Joint Operation shall be wound-up and concluded, and the assets of the Joint Operation shall be distributed to the Parties as discribed below.

(a)           Debts of the Joint Operation, other than to Parties, shall be paid or otherwise provided for; then

(b)           Debts owed by the Joint Operation to Parties shall be paid; then

(c)           All remaining assets of the Joint Operation shall be distributed to the Parties in the following order:

(1)           First, all cash on hand representing unexpended contributions by any Party shall be returned to the contributor.

(2)           Second, the capital accounts of the Parties shall be determined and, if necessary, adjusted. Adjustment of such capital accounts shall not be necessary under this paragraph 7(c)(2) unless the ratio of the capital accounts of the Parties is not equal to the ratio of their interests in the Joint Operation (after payout, if any). If adjustment is necessary, the Operator shall take the actions specified under this paragraph 7(c)(2) in order to either (i) cause the capital accounts of all Parties to equal zero, or (ii) cause the ratio of the Parties’ capital accounts to be equal to the ratio of their interests in the Joint Operation (after payout, if any). Such actions are hereafter referred to as “balancing the capital accounts”, and at such time as either (i) or (ii) is

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achieved, the capital accounts of the Parties shall be referred to as being “balanced”. The Operator shall select whichever of (i) or (ii) is most practicable under the circumstances and requires fever transactions. The manner in which the capital accounts of the Parties are to be balanced under this paragraph 7(c)(2) shall be determined as follows:

(A)          If all of the Parties consent, selected Joint Operation property may be sold by the Parties to unrelated third parties. Subject to the limitations, if any, of Section 704(c) of the Code, gain from any such sales (represented by the excess of amount realized over the Joint Operation’s hypothetical adjusted basis in the applicable property), if any, shall be allocated disproportionately to the Parties in the least amount necessary to balance the capital accounts. Any remaining gain or loss shall be allocated in accordance with subparagraph 6(f). Whether or not any properties of the Joint Operation are sold, remaining oil and gas properties of the Joint Operation shall be valued and deemed to be sold at their respective fair market values, and the hypothetical gain or loss therefrom shall be allocated as required in the preceding sentence. Sales or deemed sales shall be made or deemed made free and clear of after-payout reversionary interests, but the existence of such interests shall be taken -into account in determining the Parties interests in the proceeds or deemed proceeds of sale, subject, however, to the requirement that disproportionate allocations thereof be made under certain circumstances set forth hereinabove. If, after the allocation of gain or loss from the sale or deemed sale of the Joint Operation’s properties, the capital accounts are not balanced, any cash generated from actual sales shall be distributed among the Parties in the least amount necessary to balance the capital accounts.

(B)           If all the Parties consent, an undivided interest in certain selected Joint Operation properties shall be distributed to one or more Parties as necessary for the purpose of balancing capital accounts.

(C)           Unless paragraphs 7(c)(2)(A) or 7(c)(2)(B) applies, an undivided interest in each and every Joint Operation property shall be distributed to one or more Parties as necessary for the purpose of balancing capital accounts.

(D)          Notwithstanding the method of distribution applied in paragraphs 7(c)(2)(A), (B) or (C), any Party which has a relative deficit in his or its capital account shall have the option, but not the obligation, to balance his

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or its capital account by contributing cash to the Joint Operation.

If property of the Joint Operation is distributed pursuant to paragraph 7(c)(2)(A) for purposes of the deemed sale described in paragraph 7(c)(2)(A) the fair market value of properties shall be estimated and agreed upon by the Parties. If the Parties do not agree as to the fair market value of any property, the Operator shall cause an independent engineering firm to prepare an evaluation of the fair market value of such property and such evaluation shall be conclusive.

(3)           Third, after the capital accounts of the Parties have been adjusted, if necessary, pursuant to paragraph 7(c)(2), all other or remaining properties and interests then held by the Joint Operation shall be distributed to the Parties in accordance with their respective interests (after payout, if any) in the Joint Operation.

(4)           Notwithstanding paragraphs 7(c)(2). and 7(c)(3) if drilling or other operations have been conducted and the cost or expense thereof has been allocated to the Parties in a ratio (the “Special Ratio”) other than the ratio of their interest in the Joint Operation, and if, as a result of - such operation, the income resulting from production from such operation is being allocated at the date of termination of the Joint Operation to the Parties in the Special Ratio pending satisfaction of the terms of a payout provision, then the assignments to be made to the Parties pursuant to paragraphs 7(c)(2) or 7(c)(3) shall provide that the Parties which participated in such operation shall own the undivided interest in such well and the production accruing thereto in accordance with the Special Ratio instead of the ratio they would otherwise acquire pursuant to paragraphs 7(c)(2) or 7(c)(3), until the terms of such payout provision have been satisfied; thereafter, such well and the remaining production therefrom shall be owned as provided in paragraphs 7(c)(2) or 7(c)(3).

All assignments made under the provisions of this paragraph 7 shall be by special warranty. It is understood and agreed that it shall be the obligation of each Party, as nominee for the Joint Operation, to make such assignments or payments as are required upon termination of the Joint Operation in accordance with the foregoing provisions of this paragraph 7. Assignments of properties shall be made subject to the liability of each assignee for costs, expenses and liabilities theretofore incurred or for which commitment had been made by the Operator prior to the date of termination and such costs, expenses and

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liabilities shall be allocated to such assignee pursuant to this Exhibit.

8.             Application of this Exhibit. If the terms of this Exhibit conflict with any of the terms and conditions of the Operating Agreement, then as between the Parties, the terms of this Exhibit shall control on the point of such conflict.

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SCHEDULE I

[Fair Market Value of the Properties Initially Contributed by the Parties to the Joint Operations and the Adjusted Tax Basis of such Properties]

This Schedule shall be completed as soon as reasonably possible after the date of the closing of the transactions contemplated in the Participation Agreement.